Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Gravity AI

We hereby consent to the inclusion in this Registration Statement of Gravity AI (the “Company”) on the Form F-1/A of our report dated April 14, 2026 except for Note 3, as to which the date is May 22, 2026 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2025 and 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

Diamond Bar, California

May 22, 2026